Exhibit 15.3

Our ref	KON/780144-000001/22187208v1
Direct	+852 3690 7595
Email	Katherine.Ng@maples.com

Lufax Holding Ltd

陆金所控股有限公司

15th Floor

No. 1333 Lujiazui Ring Road

Pudong New District

Shanghai 200120

China

May 2, 2022

Dear Sir or Madam

Re: Lufax Holding Ltd 陆金所控股有限公司

We have acted as legal advisers as to the laws of the Cayman Islands to Lufax Holding Ltd 陆金所控股有限公司, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the SEC in the month of May 2022.

We consent to the incorporation by reference of our opinion regarding the legality of certain ordinary shares being registered into the Company’s registration statement on Form S-8 (File No. 333-258286) that was filed on July 30, 2021. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP